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                                                                  Exhibit 2.1






                            STOCK PURCHASE AGREEMENT

                                     AMONG

                  PACIFIC NORTHWEST BROADCASTING CORPORATION,

                            WILSON PROPERTIES, L.P.

                                      AND

                          CITADEL BROADCASTING COMPANY

                               SEPTEMBER 29, 1997


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement"), made as of the 29th day of September, 1997, by and among (i) PACIFIC NORTHWEST BROADCASTING CORPORATION, an Oregon corporation (the "Company"); (ii) WILSON PROPERTIES, L.P., an Idaho limited partnership (the "Stockholder"); and (iii) CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel").

                                   RECITALS:

         A. The Company is the licensee of and owns and operates radio stations KQFC(FM), KKGL(FM) and KBOI(AM) serving the Boise, Idaho market (collectively, the "Stations").

         B. The Stockholder owns all of the issued and outstanding shares of capital stock of the Company.

         C. The Stockholder desires to sell to Citadel, and Citadel desires to purchase from the Stockholder, all of the issued and outstanding shares of capital stock of the Company, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   SECTION 1

                                  DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Accounts Payable" means the Obligations, described in clause (b) of the definition thereof, of the Company, exclusive of Trade Liabilities, existing as of the Closing.

         "Accounts Receivable" means the accounts receivable of the Company, exclusive of Trade Receivables, existing as of the Closing, including without limitation (a) the $500,000 note receivable from Conway Broadcasting and (b) the Lotus Payments.

         "Accrued Taxes" means all Taxes attributable to a Person or its income, operations or properties accruing up to and including the Closing.

         "Act" means the Communications Act of 1934, as amended.


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         "Affiliate" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any interests of which are owned, in whole or in part, directly or indirectly, by the first Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to director cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

         "Array Modification" means the modification of the directional array of the KBOI(AM) antenna in exchange for the Lotus Payments, as more fully described in Company's Disclosure Schedule.

         "Asset Schedule" means Schedule 1 to this Agreement.

         "Assets" means all of the property of every kind or nature used in the operation of the Stations, including but not limited to the Real Property, the Real Property Leases, the Intellectual Property, the Personal Property, the Trade Receivables, the Accounts Receivable and the Cash (other than the Excluded Assets), and all books, records and accounts relating to the operation of the Stations.

         "Business" means the business in which the Company is now engaged.

         "Cash" means the cash and cash equivalents of the Company existing as of the Closing.

         "CCC" means Citadel Communications Corporation, a Nevada corporation.

         "CCC Stock" has the meaning specified in Section 3.3.

         "Citadel Transaction Documents" has the meaning specified in Section 11.1.

         "Citadel's Disclosure Schedule" means Schedule 3 to this Agreement.

         "Closing" means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Section 10.

         "Closing Certificate" means the certificate of the President of the Company and of the Stockholder dated the Closing Date and delivered to Citadel, which sets forth a listing of the Cash, the Accounts Receivable and the Accounts Payable.

         "Closing Date" has the meaning specified in Section 10.1.

         "Code" means the Internal Revenue Code of 1986, as amended.


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         "Company Common Stock" means the common stock, no par value, of the
Company.

         "Company Preferred Stock" means the preferred stock, par value $1,000 per share, of the Company.

         "Company Transaction Documents" has the meaning specified in Section 12.1.

         "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

         "Company's Disclosure Schedule" means Schedule 4 to this Agreement.

         "Contracts" means (a) all contracts, agreements, licenses, leases, arrangements and other documents to which the Company is a party or by which the Company or any of the assets of the Company are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (b) uncompleted orders for the purchase by the Company of materials, supplies, equipment and services for the requirements of the Stations existing as of the date hereof; and (c) contingent contractual obligations and liabilities of the Company existing as of the date hereof.

         "CPR Rules" means the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes.

         "Damages" has the meaning specified in Section 13.1.

         "Draw Condition" has the meaning specified in Section 14.2(a).

         "Environmental Claims" means and includes, without limitation: (a) claims, demands, suits, causes of action for personal injury or lost use of property, or consequential damages, to the extent any of the foregoing arise directly or indirectly out of Environmental Conditions; (b) actual or threatened damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency; (f) fines, penalties or Liens against property; (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities; and (h) with regard to any present or former employees, exposure to or injury from Environmental Conditions.

         "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal,

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dumping, or threatened release of Hazardous Materials by the Company. With respect to claims by employees, Environmental Conditions also includes the exposure of Persons to Hazardous Materials within work places on any real estate owned or occupied by the Company.

         "Environmental Laws" has the meaning specified in the definition of Hazardous Materials.

         "Environmental Noncompliance" means, but is not limited to: (a) the release or threatened release as a result of the activities of the Company of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; and
(b) any facility operations, procedures, designs, etc. which do not conform to the statutory or regulatory requirements of the CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means PNC Bank, National Association.

         "Escrow Agreement" means that certain Escrow Agreement dated as of the date hereof among Citadel, the Company and the Escrow Agent in the form of Exhibit A attached hereto.

         "Escrow Amount" has the meaning specified in Section 3.2.

         "Excluded Assets" means, collectively, (a) the excess, if any, of (i) the Cash and the Accounts Receivable over (ii) the Accounts Payable; (b) the personal property located in Charles E. Wilson's office at the Stations' studio and specifically identified on Schedule 2 to this Agreement; and (c) the real property located in Chico, California which is owned by the Company, not used in the operation of the Stations and specifically identified on Schedule 2 to this Agreement.

         "FCC" means the Federal Communications Commission.

         "FCC Application" has the meaning specified in Section 9.1(a).

         "FCC Approval" has the meaning specified in Section 9.1(a).

         "FCC Licenses" means the main stations license for each of the Stations, together with each of the other consents, rights, licenses, permits and other authorizations issued by the FCC and held by the Company in connection with, or pertaining to, the conduct of the business and operation of the Stations, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by the Company for such consents, rights, licenses, permits and other authorizations.

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         "Final Order" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no requests have been filed and are pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such requests and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

         "Governmental Authority" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C.
Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "Environmental Laws"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended from time to time.

         "HSR Filing" has the meaning specified in Section 9.7.

         "Indebtedness for Borrowed Money" means (a) all indebtedness of the Company in respect of money borrowed (including, without limitation, indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of the Company evidenced by a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by the Company or for which the Company is contingently liable, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse,

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and any commitment by which any such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, and (d) all monetary obligations of the Company under any lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a balance sheet of the Company under GAAP.

         "Indemnitee" has the meaning specified in Section 13.3.

         "Indemnitor" has the meaning specified in Section 13.3.

         "Intellectual Property" means the call letters of the Stations and all copyrights, trademarks, trade names and other similar rights, including applications and registrations therefor, used in connection with the past or present operation of the Stations in which the Company has any right, title or interest, including without limitation those items listed on the Asset Schedule.

         "IPO" has the meaning specified in Section 3.3.

         "KBOI Transmitter Site" means the approximately 40-acre transmitter site leased by the Company on the date of this Agreement and used in the operation of Station KBOI(AM), together with real property adjacent thereto to the extent necessary to provide a buffer between the tower (including the guy wires) and adjacent properties, which buffer is reasonably satisfactory to Citadel (the "Buffer").

         "Leaseholds" has the meaning specified in Section 4.8.

         "License Sub" means Citadel License, Inc., a Nevada corporation.

         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "Local Marketing Agreement" has the meaning specified in Section 9.6.

         "Lotus Payments" means $2,000,000 in payments due to the Company from Lotus Communications Corp. in connection with the Array Modification.

         "Net Liabilities" means the excess, if any, of (a) the Accounts Payable over (b) the Cash and the Accounts Receivable.

         "Obligations" means, without duplication, all (a) Indebtedness for Borrowed Money, (b) Accrued Taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which the Company assures a creditor against loss, including the face amount of all letters of

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credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by the Company, (e) obligations under capitalized leases in respect of which obligations the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of the Company, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations,
(k) costs or expenses incurred by the Company of any nature, whether or not currently payable, and (l) other liabilities or obligations of the Company, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.

         "Permits" means all FCC Licenses applicable to the Stations, and all other permits, licenses, approvals, franchises, notices and authorizations applicable to the Stations issued by any Governmental Authorities.

         "Permitted Exceptions" means those certain title exceptions which do not affect the Real Property in any material respect and which are acceptable to Citadel in its reasonable discretion.

         "Person" means an individual, corporation, partnership, joint venture, joint stock seller, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "Personal Property" means all of the tangible personal property, improvements and fixtures of every kind or nature used in the operation of the Stations in the ordinary course of business, including without limitation the personal property described on the Asset Schedule.

         "Purchase Price" has the meaning specified in Section 3.1.

         "RBC" means Richardson Broadcasting Company, a California corporation.

         "Real Estate Purchase Agreement" means that certain Agreement of Sale dated as of the date hereof among Charles H. Wilson, JoAnne J. Wilson and Citadel, as amended from time to time.

         "Real Property" means all of the right, title and interest of the Company in and to any real property used in the operation of the Stations, including without limitation the real property described on the Asset Schedule.

         "Real Property Leases" means the leasehold interests of the Company pursuant to the real property leases described on the Asset Schedule.

         "RRC" means Rogue Radio Corp., an Idaho corporation.

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         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stations" has the meaning specified in the recitals to this Agreement.

         "Supplemental Financial Statements" has the meaning specified in
Section 6.10

         "Taxes" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.

         "Trade Agreements" means and includes those agreements entered into by the Company for the sale of advertising time on the Stations for consideration other than cash, which agreements are in effect as of the Closing.

         "Trade Liabilities" means the fair market value of the Company's liability as of the Closing for unperformed time under the Trade Agreements.

         "Trade Receivables" means the fair market value of goods and services to be received by the Company after the Closing under the Trade Agreements.

         "Wilson Group Agreement" means that certain Asset Purchase Agreement dated as of the date hereof among Wilson Group, LLC, Citadel and License Sub, as amended from time to time.

                                   SECTION 2

                       PURCHASE AND SALE OF COMPANY STOCK

         2.1 Purchase and Sale of Company Stock. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, the Stockholder agrees to sell, assign and convey to Citadel, and Citadel agrees to purchase, acquire and accept from the Stockholder, all of the Company Stock.

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                                   SECTION 3

                         PURCHASE PRICE; ESCROW AMOUNT

         3.1 Purchase Price. The purchase price for the Company Stock shall be $13,200,000 minus the Net Liabilities (the "Purchase Price"). Subject to
Section 3.3, at the Closing, Citadel shall deliver to the Stockholder immediately available funds in the amount of the Purchase Price less the Escrow Amount.

         3.2 Escrow Amount. Simultaneously with the execution of this Agreement, Citadel and the Company shall execute and deliver the Escrow Agreement, and Citadel shall deliver to the Escrow Agent, pursuant to the Escrow Agreement, cash in the amount of $500,000 (the "Escrow Amount"). The Escrow Agent shall hold, invest and disburse the Escrow Amount (and interest earned thereon) in accordance with the Escrow Agreement. The Escrow Agreement shall provide that the Escrow Agent shall pay the Escrow Amount to the Stockholder upon the Escrow Agent's receipt of a joint certificate from the President of each of the Company and Citadel certifying that either (i) a Draw Condition has occurred or (ii) the Closing has occurred.

         3.3 CCC IPO. In the event that CCC has consummated an initial public offering (the "IPO") of its Class A Common Stock (the "CCC Stock") on or prior to the Closing Date, then the Purchase Price shall be paid as follows:

                  (a) cash in the amount of $11,775,000 (less the Net Liabilities and less the Escrow Amount) shall be paid to the Stockholder by Citadel; and

                  (b) CCC shall issue to the Stockholder an aggregate number of shares of CCC Stock equal to $1,425,000 divided by the initial offering price to the public of the CCC Stock in the IPO.

The Company and the Stockholder agree and acknowledge that nothing in this
Section 3.3 (or elsewhere in this Agreement) shall impose upon CCC, Citadel or License Sub any obligation to consummate, or to expend any effort to consummate, the IPO.

                                   SECTION 4

           REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDER

         In connection with the purchase and sale of the Company Stock under this Agreement and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, the Company and the Stockholder jointly and severally make the following representations and warranties to Citadel, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a

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time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

             4.1  Organization, Qualification and Authority.

                  (a) The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and has full corporate power and authority (a) to own its assets and properties and to conduct the Business and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Idaho. The Company has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company.

                  (b) The Stockholder. The Stockholder is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Idaho, and has full partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of its covenants and agreements hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder.

                  (c) Enforceability. This Agreement constitutes the valid and legally binding agreement of the Company and the Stockholder, enforceable against each of them in accordance with its terms.

             4.2  Capitalization; Subsidiaries.

                  (a) Capitalization. The authorized capital stock of the Company consists solely of (i) 20,000 shares of Company Common Stock, of which 10,750.6 shares are issued and outstanding, and (ii) 3,500 shares of Company Preferred Stock, of which no shares are issued and outstanding. Company's Disclosure Schedule lists the names of the record and beneficial holders of all of the outstanding shares of Company Stock, and the number of shares held by each of them. The Stockholder is the sole owner of the Company Stock, and owns the Company Stock free and clear of all Liens or restrictions of any kind. The issued and outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Company does not have outstanding any stock or securities convertible or exchangeable for any stock or securities.

                  (b) Subsidiaries. The Company does not own, of record or beneficially, any capital stock or equity interest or investment in any Person other than RBC and RRC. The

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Company owns 100% of the issued and outstanding shares of capital stock of RBC and RRC. RBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. RRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho. Neither RBC nor RRC currently has any assets or liabilities, nor is either currently conducting any business or operations. Prior to the Closing, the Company and the Stockholder shall, at their cost and expense, dissolve each of RBC and RRC in accordance with all applicable laws and without liability to the Company or Citadel. From and after the Closing, neither the Company nor Citadel shall have any liability as a result of RBC, RRC or the dissolution of such subsidiaries.

                  (c) Repurchase and Other Obligations. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. Neither the Company, nor the Stockholder or other Person, is entitled to any preemptive right, right of first refusal or similar right with respect to the Company. There are no agreements, arrangements or trusts between or for the benefit of the Company or the Stockholder with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the Company's affairs. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

         4.3 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of any organizational document or the Company or the Stockholder, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which the Company or the Stockholder is a party or by which the Company or the Stockholder or any of the assets of the Company or the Stockholder is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Company's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         4.4 Financial Statements. The Company and the Stockholder have delivered to Citadel the following financial statements with respect to the
Stations: (a) the reviewed balance sheets as of December 31, 1995 and December 31, 1996 and the related statements of income and cash flows for each of the years then ended; (b) the unaudited balance sheet as of August 31, 1997 and the related statements of income and cash flows for the eight months then ended; and (c) the monthly unaudited balance sheets and income statements for each month in 1996 and the first eight months of 1997. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is accurate and complete in all material respects, (ii) is consistent in all material respects with the books and records of the Company (which, in turn, are accurate

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and complete in all material respects) and (iii) presents fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP (subject in the case of unaudited financial statements to the lack of footnote disclosure and changes resulting from the adjustments which have been delivered to Citadel and are attached to Company's Disclosure Schedule), consistently applied, as of the dates and for the periods set forth therein.

         4.5 Absence of Certain Changes. Between December 31, 1996 and the date of this Agreement, except as disclosed in Company's Disclosure Schedule, there has not been any (a) material adverse change in the condition of any of the Stations, financial or otherwise, or in the results of operations, assets, liabilities or business of any of the Stations; (b) damage or destruction, whether or not insured, affecting the business operations of any of the Stations; (c) labor dispute or threatened labor dispute involving any of the employees of any of the Stations; (d) actual or threatened dispute pertaining to any of the Stations with any material provider of software, hardware or services; (e) material change in the customary methods of operations of any of the Stations; (f) except in the ordinary course of business or to the extent not material to the Business or financial condition of the Stations, sale or transfer of any tangible or intangible asset used or useful in the operation of any of the Stations, mortgage, pledge or imposition of any Lien on any such asset, lease of real property, machinery, equipment or buildings with respect to the Stations entered into or modification, amendment or cancellation of any of its existing leases relating to the Stations, or cancellation of any debt or claim; or (g) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices.

         4.6 Taxes. Except as disclosed in Company's Disclosure Schedule, the Company has filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by it with respect to the Stations and has paid all Taxes (including, but not limited to, income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations (whether or not shown on such returns, reports or declarations), or pursuant to any assessment received by it in connection with such returns, reports or declarations. All returns, reports and declarations filed by or on behalf of the Company are true, complete and correct in all material respects. No deficiency in payment of any Taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof, no written inquiries have been received by the Company from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes. Since December 31, 1996, the Company has not incurred any liability for Taxes which materially affect the operation of any of the Stations other than in the ordinary course of business.

         4.7 Asset Schedule. The Asset Schedule includes complete and accurate
(a) listings of all Real Property; (b) listings of all Personal Property; (c) descriptions of all Real Property Leases and Contracts, none of which requires any consent of third parties in connection with the transactions contemplated hereby, except otherwise as indicated in Company's Disclosure

Schedule; (d) descriptions of all of the Intellectual Property; and (e) listings of all of the FCC Licenses, all of the foregoing of which will, as of the Closing, be owned and held by the Company as reflected in the Asset Schedule.

             4.8  Title to and Condition of Property.

                  (a) Title. The Company will as of the Closing have good, marketable and exclusive title to and undisputed possession of all of the real, personal and tangible property and improvements included in the Assets. Except as set forth on Company's Disclosure Schedule, the Assets are now free and clear of all Liens. The Assets will, as of the Closing, be free and clear of all Liens.

                  (b) Condition. The Personal Property is structurally sound, in reasonably good condition, ordinary wear and tear excepted, adequate and suitable for the operation of the Stations as they are currently being operated, and in proper condition and repair so that the Stations can operate according to their FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and all other applicable federal and state laws.

                  (c) Insurance. The Personal Property included among the Assets is and will be insured through the Closing Date in amounts adequate to replace or repair any casualty or other insurable loss to any of such property.

                  (d) Sufficiency of Assets. The Assets include all of the assets, of a sufficient nature, condition and quantity, necessary to permit Citadel to operate the Stations immediately upon the Closing in the ordinary course of business and consistent with the past practices of the Company. The Company has not, since December 31, 1996, removed any material item of Personal Property from the Stations other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated hereby.

                  (e) Real Property Leases.

                           (i)      The Asset Schedule contains accurate
descriptions of the Real Property Leases and the location of the real estate leased thereunder (the "Leaseholds") and the type of facility located on the Leaseholds. The Company will as of the Closing have a valid leasehold interest in its respective Leaseholds.

                           (ii)     None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any material respect the consummation of the transactions contemplated hereby, except for any consent listed on Company's Disclosure Schedule required of the landlords under the Real Property Leases. The Company's right, title and interest in and to the Leaseholds will at the Closing be held by the Company free and clear of all Liens.

                           (iii)    The use for which the Leaseholds are zoned
permits the use thereof for the business of the Stations consistent with past practices. The use and occupancy of the Leaseholds by the Company are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Company and the Company has not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv)     There are no facts relating to the Company,
and to the best of the knowledge of the Company and the Stockholder, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel and/or any assignee of Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v)      There is not under any Real Property Lease
any material default by the Company or any condition that with notice or the passage of time or both would constitute such a default, and the Company has not received any notice asserting the existence of any such default or condition.

                           (vi)     Each Real Property Lease is valid and
binding and in full force and effect as to the Company, and to the best of the knowledge of the Company and the Stockholder, as to each other party thereto, and except as disclosed on the Asset Schedule, has not been amended or otherwise modified.

                           (vii)    The Leaseholds constitute all of the real
property in which the Company has a leasehold interest or other interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used solely in the operation of the Stations.

                  (f) Real Property.

                           (i)      The Asset Schedule contains an accurate
description of the location of the Real Property and the type of facility located on such Real Property. The Company will as of the Closing have good and marketable title to the Real Property, in fee simple, subject only to the Permitted Exceptions.

                           (ii)     None of the Real Property is subject to any
covenant or restriction preventing or limiting in any material respect the consummation of the transactions contemplated hereby. The Company's right, title and interest in and to the Real Property will at the Closing be held by the Company free and clear of all Liens except the Permitted Exceptions.

                           (iii)    The use for which the Real Property is
zoned permits the use thereof for the business of the Stations consistent with past practices. The use and occupancy of the Real Property by the Company are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Company and the Company has not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv)     There are no condemnation proceedings or
eminent domain proceedings of any kind pending or, to the best of the knowledge of the Company and the Stockholder, threatened against the Real Property.

                           (v)      All of the Real Property is occupied under
a valid and current certificate of occupancy or similar permit. There are no facts that would prevent the Real Property from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (vi)     The Real Property constitutes all of the
real property which is owned by the Company and which is or will prior to Closing be used in the operation of the Stations.

         4.9 Contractual and Other Obligations. Set forth in the Asset Schedule is a description of all (a) Real Property Leases and (b) Contracts. Neither the Company nor, to the best of the knowledge of the Company and the Stockholder, any other Person is in material default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. The Company is not a party to any Contract which would terminate or be materially adversely affected by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all of the Contracts have been provided to Citadel as of the date of this Agreement.

         4.10 Compensation. Set forth in Company's Disclosure Schedule is a list of (a) all agreements between the Company and its respective employees or other Persons providing services for compensation with regard to the Stations, whether individually or collectively, and (b) all employees of the Company or other Persons providing services for the Company with respect to the Stations entitled to receive annual compensation in excess of $5,000 and their respective positions, job categories and salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. The Company has not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in the Company, the Business, Citadel or Citadel's business. Except as disclosed in Company's Disclosure Schedule, all of the employees of the Company are "at will" employees and may be terminated by the Company at any time, without liability or obligation except the payment of normal compensation accrued up to the time of termination of employment.

         4.11 Employee Benefit Plans.

                  (a) The Company does not maintain or sponsor, and is not required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working at the Stations, except as set forth in Company's Disclosure

Schedule. Company's Disclosure Schedule fully discloses all of the plans, funds, policies, programs, arrangements or understandings sponsored or maintained by the Company pursuant to which any employee of the Stations (or any dependent or beneficiary of any such employee) might be or become entitled to (1) retirement benefits; (2) severance or separation from service benefits;
(3) incentive, performance, stock, share appreciation or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay; (9) any type of benefit offered under any arrangement subject to characterization as an "employee welfare benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by the Company; (B) all applicable material requirements of law have been observed with respect to the operation thereof, and all applicable reporting and disclosure requirements have been timely satisfied; and (C) the Company is not aware of any claim or demand by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration.

                  (b) The Company has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. The Company has substantially complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         4.12 Labor Relations. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages (including overtime compensation) and hours. The Stations are not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against any of the Stations before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving any of the Stations. No issue with respect to union representation is pending or threatened with respect to the employees of the Stations.

         4.13 Increases in Compensation or Benefits. Subsequent to December 31, 1996, there have been no increases in the compensation payable or to become payable to any of the employees of the Company who work solely at the Stations, nor has the Company paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) pursuant to currently existing plans or arrangements set forth in

Company's Disclosure Schedule or (b) as was required from time to time by governmental legislation affecting wages. The vacation policy of the Company is set forth in Company's Disclosure Schedule. No employee of the Company who works solely at the Stations is entitled to vacation time in excess of two weeks during the current calendar year and no such employee has any accrued vacation time with respect to any period prior to the current calendar year, except as set forth in Company's Disclosure Schedule.

         4.14 Insurance. The Company maintains insurance policies covering all of its properties and assets and the various occurrences which may arise in connection with the operation of the Stations, each of which policies is summarized in Company's Disclosure Schedule. Such policies are in full force and effect and all installments of premiums due thereon have been paid in full. The Company has complied with the provisions of such policies. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. There has been no casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and the Company is not aware of any casualty occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible.

         4.15 Litigation; Disputes. Except as set forth in Company's Disclosure Schedule, there are no claims, disputes, actions, suits, investigations or proceedings pending or threatened against or affecting the Stations, and, to the best of the knowledge of the Company and the Stockholder, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. The Company has no knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the operation of the Stations.

         4.16 Environmental.

                  (a) Prior to the execution of this Agreement, the Company and the Stockholder have provided to Citadel a true and correct copy of all environmental site assessments, studies, reports and communications relating to the Real Property.

                  (b) Except as disclosed on Company's Disclosure Schedule, (i) there are no conditions, facilities, procedures or any other facts or circumstances that constitute Environmental Noncompliance on any of the Leaseholds and (ii) there is not constructed, placed, deposited, stored, disposed of, nor located on any of the Leaseholds any asbestos in any form that has released or, unless disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) Except as disclosed on Company's Disclosure Schedule, no structure, improvements, equipment, fixtures, activities or facilities located on the Leaseholds uses

Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) Except as specifically described on Company's Disclosure Schedule, there have been no releases or threatened releases of Hazardous Materials into the environment, or which otherwise contribute to Environmental Conditions arising solely from the activities of the Company, or to the best of the knowledge of the Company and the Stockholder arising from any other activities, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance relating to the Leaseholds.

                  (e) Except as disclosed on Company's Disclosure Schedule, there are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials at the Leaseholds and there are no abandoned underground storage tanks at the Leaseholds which have not been either abandoned in place or removed pursuant to a permit issued by a Governmental Authority.

                  (f) The Company is not subject to any Environmental Claims against the Company, no Environmental Claims have been threatened, nor, to the best of the knowledge of the Company and the Stockholder, is there any basis for any such Environmental Claims.

         4.17 Permits, Compliance with Applicable Law.

                  (a) General. The Company is not in default under any, and has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the assets and properties of the Company as to which a default or failure to comply might result in any material adverse change in the condition, financial or otherwise, assets or properties of the Company or the Business. The Company has no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) Permits. Set forth in the Asset Schedule are complete and accurate lists of all Permits held by the Company and applicable to the Stations. The Stations are operating in accordance with the Act and their FCC Licenses and are in material compliance with the Act and the rules, regulations and policies of the FCC. The Permits set forth in the Asset Schedule are all of the Permits required for the conduct of the Business. All of the Permits set forth in the Asset Schedule are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by the Company under any such Permit. There is no default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit set forth in the Asset Schedule. Except for (1) the FCC Approval, (2) compliance with the HSR Act and (3) as set forth in Company's Disclosure Schedule, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in the Asset Schedule, or require the consent of any Person. Except as set forth in Company's Disclosure Schedule, the Company is not required to be licensed by, and is not subject to the regulation of, any Governmental Authority by reason of the Business.

                  (c) Array Modification. The Array Modification will be completed prior to the Closing, by a reputable engineering company and in compliance with all applicable laws and regulations. Neither the Company nor Citadel will incur any cost or expense in connection with the Array Modification. The Array Modification, when completed, will have no effect whatsoever on the Company, the Stations or the broadcast signals of any of the Stations, except that the nighttime broadcast signal of Station KBOI(AM) will no longer be received in Southern California.

         4.18 Intellectual Property. The use of the Intellectual Property in connection with the operation of the Stations and in a manner consistent with past practices does not infringe upon the proprietary rights of any other Person. Citadel will, upon consummation of the transactions contemplated by this Agreement, possess adequate rights, licenses and other authority to use the Intellectual Property used by the Stations in the operation of the Stations following the Closing in the manner now operated, to the best knowledge of the Company and the Stockholder, without infringement or unlawful or improper use of any of the Intellectual Property. No director, officer or employee of the Company has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens. The Company has no knowledge of any infringement by any Person upon the rights of the Company with respect to the Intellectual Property. The Company has not granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         4.19 Books and Records.

                  (a) Books of Account. The books of account of the Company fairly and accurately reflect its income, expenses, assets and liabilities and have been maintained in accordance with good business practices. All of such books and records will be located on the date of the Closing on the business premises of the Stations.

                  (b) Corporate Records. The Company's minute books and stock ledgers accurately reflect all actions taken by the Company's board of directors and stockholders, including all issuances and transfers of Company Stock. Company's Disclosure Schedule lists all of the current officers and directors of the Company. At the Closing, the Company's minute books and stock ledgers shall be delivered to Citadel.

         4.20 Acts to be Performed. The Company and the Stockholder shall perform each of their respective covenants, acts and undertakings to be performed on or before the Closing Date pursuant to the terms of this Agreement.

         4.21 Related Party Obligations. Except as set forth on Company's Disclosure Schedule, no officer, director, shareholder or Affiliate of the Company, or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with the Company, or has any material interest in any material property used by the Company, which is material to the operation of the Stations.

         4.22 Trade Receivables and Accounts Receivable. All Trade Receivables and Accounts Receivable are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts provided for in the financial statements of the Company.

         4.23 Trade Liabilities. The Trade Liabilities do not, and as of the Closing Date will not, exceed the Trade Receivables.

         4.24 Disclosure. To the best knowledge of the Company and the Stockholder, no representation or warranty made under this Section 4 and none of the information furnished by the Company or the Stockholder set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF CITADEL

         In connection with the purchase and sale of the Company Stock under this Agreement and in order to induce the Company and the Stockholder to enter into and consummate the transactions contemplated by this Agreement, Citadel makes the following representations and warranties to the Company and the Stockholder, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         5.1 Organization and Qualification. Citadel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority (a) to own its assets and properties and to conduct its business and (b) to enter into this Agreement and consummate the transactions contemplated hereby. As of the

Closing, Citadel will be duly qualified to do business as a foreign corporation and will be in good standing under the laws of the State of Idaho. Citadel has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business.

         5.2 Authority. The execution and delivery of this Agreement by Citadel, the performance by Citadel of its covenants and agreements hereunder and the consummation by Citadel of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement of Citadel, enforceable against it in accordance with its terms.

         5.3 No Legal Bar: Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of the assets of Citadel is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Citadel's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Citadel in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.4 Acts to be Performed. Citadel shall perform each its covenants, acts and undertakings to be performed on or before the Closing Date pursuant to the terms of this Agreement.

         5.5 Litigation. There is no litigation, proceeding or investigation pending or, to the best of Citadel's knowledge, threatened against or affecting Citadel that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.6 FCC Qualifications. To the best of Citadel's knowledge, there are no facts which would disqualify Citadel or License Sub from obtaining the FCC Approval.

                                   SECTION 6

                AFFIRMATIVE COVENANTS OF COMPANY AND STOCKHOLDER

         The Company and the Stockholder jointly and severally covenant and agree with Citadel to:

         6.1 Compliance With Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         6.2 Payment of Obligations. Fully discharge all Obligations of the Company on a timely basis so that the Obligations of the Company existing as of the Closing Date shall consist solely of Accounts Payable and Trade Liabilities.

         6.3 Access. Afford Citadel and its authorized representatives, upon reasonable notice to the Company, reasonable access during normal business hours to the Stations and the Stations' employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents of the Company pertinent to the Stations; provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Stations.

         6.4 Preservation of Organization. Exercise all reasonable efforts to preserve the business organization of the Stations intact, and assist Citadel, as and when requested by Citadel, to preserve the present relationships of the Stations with employees, suppliers, advertisers and customers and others having business relationships with the Stations; provided, however, that nothing contained in this Agreement shall require the Company or the Stockholder to expend money in fulfillment of their obligations set forth in this Section 6.4 other than those expenditures that the Company would have made in the ordinary course of the business of the Stations and consistent with past practices.

         6.5 Books and Records. Maintain the books and records of the Company in accordance with good business practices, on a basis consistent with past practices, and promptly make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Stations as Citadel, its counsel, accountants or other authorized representatives may from time to time reasonably request.

         6.6 Employees. Pay as and when the same shall become due and payable any amounts owed by the Company to its employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise.

         6.7 Compliance with FCC Matters. Comply with the FCC Licenses applicable to the Stations and with the provisions of the Act, the rules, regulations and policies of the FCC, and with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to the Company or to the Stations.

         6.8 Taxes. File all federal, state and municipal tax returns, reports and declarations required to be filed by the Company prior to the Closing, and satisfy all Taxes related thereto which are due on or before the Closing Date.

         6.9 Trade Schedule. Deliver to Citadel at the Closing an accurate schedule of Trade Liabilities and Trade Receivables existing as of the Closing. The Company shall exercise reasonable efforts to minimize the amount of additional Trade Liabilities incurred after the date of this Agreement.

         6.10 Supplemental Financial Statements. Provide Citadel with copies of the monthly unaudited income statements and balance sheets applicable to the Stations prepared by the Company from the date hereof until Closing in the ordinary course of business (collectively, the "Supplemental Financial Statements"). The Company shall provide such Supplemental Financial Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to the Company. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 4.4.

         6.11 Consents. Exercise all reasonable efforts (not involving the payment by the Company or the Stockholder of any money to any party to any Contract) to obtain, prior to the Closing the consent and approval of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Contracts set forth on Company's Disclosure Schedule and requiring such consent. If any such consent or approval is not obtained, the Company will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement reasonably satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to terminate this Agreement or to seek damages or other remedies from the Company and the Stockholder as a result of any failure by them to obtain any such consent or approval set forth on Company's Disclosure Schedule, if alternative arrangements are not reasonably satisfactory to Citadel. At Closing, the Stockholder shall also execute a consent in a form provided by Citadel, allowing Citadel to collaterally assign all of its rights under this Agreement and any related documents to one or more of Citadel's lenders upon default by Citadel under the relevant loan documents.

         Nothing in this Agreement will constitute a transfer or an attempted transfer of any Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         6.12 Further Information. Furnish to Citadel prior to the Closing such financial (including tax), legal and other information with respect to the Company and the Stations as Citadel or its authorized representatives may from time to time reasonably request.

         6.13 Notice. Promptly notify Citadel in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of the Company or the Stockholder set forth in this Agreement.

         6.14 Phase I Site Assessments. Perform or commission Phase I Site Assessments of the Real Property and provide copies of the written report for such assessments to Citadel promptly upon such reports becoming available to the Company. Such assessments shall be performed by an environmental company reasonably acceptable to Citadel and at Citadel's cost and expense. If the reports for the Phase I Site Assessments indicate that any Real Property contains one or more conditions of Environmental Noncompliance, the Company shall promptly commence remedial action to cure the conditions, and shall cure the conditions (at the Stockholder's cost and expense), prior to Closing.

         6.15 Title Insurance and Surveys. Prior to Closing, the Company shall, at the Stockholder's cost and expense, cause each parcel of the Real Property to be surveyed by a registered professional surveyor (who shall be reasonably acceptable to Citadel). In addition, the Company shall cooperate with Citadel in obtaining, at or prior to Closing, title insurance on the Real Property from a nationally recognized title insurance company acceptable to Citadel in its reasonable judgment.

         6.16 Transfer Taxes and Expenses. Any and all realty transfer taxes and documentary stamps payable to the State of Idaho or any other governmental entity in connection with the Real Property shall be shared equally and paid in equal parts by the Stockholder, on the one hand, and Citadel, on the other. The Stockholder shall be responsible for the cost of (a) all matters of title clearance and (b) any necessary subdivisions. Citadel shall be responsible for the cost of title insurance premiums.

         6.17 KBOI Transmitter Site. On or prior to the Closing Date, (a) the Company and Citadel shall negotiate in good faith and agree upon the size of the Buffer, if any, and (b) the Company shall acquire, at the expense of the Stockholder, good and marketable title to the KBOI Transmitter Site. From and after such acquisition, the KBOI Transmitter Site shall constitute "Real Property" under this Agreement.

                                   SECTION 7

                 NEGATIVE COVENANTS OF COMPANY AND STOCKHOLDER

         From and after the date of this Agreement and until the Closing, neither the Company nor the Stockholder shall take, or cause to be taken, any of the following actions without Citadel's prior approval, which may not be unreasonably withheld:

         7.1 Sales, Transfers and Liens. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Assets, except in the ordinary course of business, which do not materially interfere with the operations of the Stations, and which in the case of a sale, transfer or assignment, is replaced with an asset of equal or greater value, and, in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, is released at or prior to the Closing.

         7.2 Contracts. Amend, terminate or renew any of the Contracts (including any renewal or termination resulting from the failure to provide, after the date of this Agreement, timely notice of nonrenewal or termination as required by the terms of any of the Contracts).

         7.3 Breaches, Defaults. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it or them in any respect that would have a material adverse effect on the Company, the Assets or the business operations of the Stations as presently conducted.

         7.4 Obligations. Incur any Obligations except in the ordinary course of business in a manner consistent with past practices.

         7.5 Salary Increases. Increase any salary, other payments, disbursement or distributions in any manner or form to any employees of the Company except (A) in the ordinary course of business consistent with past practices or (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement.

         7.6 Non-Solicitation. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire the Company, any of the Company Stock or any of the Stations in whole or in part. Prior to the Closing, the Stockholder shall not sell, assign, pledge or otherwise transfer any of the Company Stock owned by it.

                                   SECTION 8

                              COVENANTS OF CITADEL

         Citadel hereby covenants as follows:

         8.1 Compliance With Law. Citadel shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated by this Agreement.

         8.2 Notice. Citadel shall promptly notify the Company and the Stockholder in writing upon the occurrence or the non-occurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Citadel set forth in this Agreement.

                                   SECTION 9

                      ADDITIONAL COVENANTS OF THE PARTIES

         9.1 Application for Transfer of Control. As promptly as practicable after the date of this Agreement, and in no event later than three business days after the date of this Agreement, the Company and Citadel shall file an application (the "FCC Application") requesting FCC consent to the transfer of control of the licenses for the Stations from the Company to Citadel or License Sub (the "FCC Approval"). The parties agree that they shall prosecute the FCC Application (and shall cooperate with each other in the timely prosecution thereof), in good faith and with due diligence, and within the time allowed therefor by the rules and regulations of the FCC. Each of the Company and Citadel shall each take all necessary actions on its part to obtain the FCC Approval. Citadel shall advance the filing fee for the FCC Application, and the Stockholder shall reimburse Citadel for one-half of such filing fee at the Closing. All other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Application shall be paid by the party incurring the cost or expense.

         9.2 Brokerage. The Company, the Stockholder and Citadel represent and warrant to each other that no Person has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. The Company, the Stockholder and Citadel shall each indemnify and hold harmless the other for any and all claims or expenses, including attorneys' fees, asserted by any Person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         9.3 Risk of Loss. If any loss or damage to any of the Assets occurs prior to the Closing (i) which has a material adverse effect on any of the Stations and (ii) such loss or damage is not susceptible of repair, replacement or restoration with sufficient, collectible insurance proceeds available for such purposes or by the Stockholder at its sole cost and expense to substantially the same condition as existed before such loss or damage, then the parties shall adjust the Purchase Price to reflect the diminution in value of the Stations attributable to the impairment of such assets.

         9.4 Actions With FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Application or otherwise), such party shall promptly notify the other party hereto in writing of such occurrence and shall thereafter immediately take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         9.5 Cooperation. During the seven-year period immediately following the Closing, Citadel shall cooperate with the Stockholder in providing the Stockholder all information reasonably requested and permitting the Stockholder access to all records relating to the period of ownership of the Stations by the Company prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by the Stockholder. The Stockholder, as a condition to being provided with access to information hereunder, shall, at the request of Citadel, execute a confidentiality agreement in form and substance acceptable to Citadel in its reasonable discretion. Notwithstanding the foregoing, Citadel may discard any such records during such seven-year period if (i) Citadel notifies the Stockholder of Citadel's intent to discard such records and (ii) the Stockholder does not, within 10 days after receipt of such notice, retrieve such records from Citadel's premises.

         9.6 Local Marketing Agreement. Concurrently with the execution of this Agreement, Citadel and the Company shall execute and deliver a Local Marketing Agreement for the Stations in the form of Exhibit B attached hereto (the "Local Marketing Agreement"); provided, however, that the Local Marketing Agreement shall not be effective, and neither party shall have any obligations thereunder, until 12:01 a.m., local time, on the date on which all applicable waiting periods under the HSR Act shall have expired or been terminated.

         9.7 HSR Filing. As promptly as practicable after the date of this Agreement, and in no event later than 10 days after the date of this Agreement, the parties hereto shall complete and submit any filing that may be required pursuant to the HSR Act (the "HSR Filing"). The parties hereto shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act. The parties hereto shall use their best efforts to resolve objections, if any, that may be asserted under the HSR Act or any other antitrust law in connection with the transactions contemplated hereby. Citadel shall advance the filing fee applicable to any HSR Filing, and the Stockholder shall reimburse Citadel for one-half of such filing fee at the Closing. All other costs and expenses incurred by each party in connection with the filing and prosecution of any HSR Filing shall be paid by the party incurring the cost or expense.

                                   SECTION 10

                                  THE CLOSING

         10.1 Closing Date. The Closing shall occur on a date mutually selected by the Company and Citadel which is within 10 business days following the later of (a) date on which the FCC Approval has become a Final Order or (b) the date on which all applicable waiting periods under the HSR Act have expired or been terminated; provided, however, that in the event that (i) the FCC Approval has become a Final Order prior to January 1, 1998 and (ii) all applicable waiting periods under the HSR Act have expired or been terminated prior to January 1, 1998, then the Closing shall occur on January 1, 1998. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "Closing Date") at such place as the parties may mutually agree.

         10.2 Action to be Taken Prior to Closing. Immediately prior to the Closing, the Company shall distribute to the Stockholder as a dividend the Excluded Assets, if any.

         10.3 Closing Documents.  At the Closing:

              (a) The Company and the Stockholder shall deliver to Citadel all certificates, consents (including any third party consents required as to the Contracts), estoppels and other documents (including (i) Stock Certificates, together with duly executed stock powers, evidencing the Company Stock, (ii) the Closing Certificate and (iii) resignations of the officers and directors of the Company) otherwise required to be delivered by them pursuant to this Agreement or as a condition precedent to Citadel's fulfillment of its obligations hereunder.

              (b) Citadel shall deliver to the Stockholder the following:

                  (i) the Purchase Price (less the Escrow Amount, which the Escrow Agent shall deliver to the Stockholder pursuant to the Escrow Agreement) as required by the provisions of this Agreement; and

                  (ii) all certificates and other documents required to be delivered by Citadel to the Stockholder pursuant to this Agreement or as a condition precedent to the Stockholder's fulfillment of its obligations under this Agreement.

                                   SECTION 11

         CONDITIONS TO COMPANY'S AND STOCKHOLDER'S OBLIGATION TO CLOSE

         The obligation of the Company and the Stockholder to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Company and the Stockholder in their sole discretion (other than those set forth in Sections 11.7 and 11.8):

         11.1 Opinion of Citadel's Counsel. The Stockholder shall have received an opinion of counsel for Citadel, dated the date of the Closing, in form and substance reasonably satisfactory to the Stockholder, to the effect that:

                  (a) Citadel is a corporation validly existing and in good standing under the laws of the State of Nevada.

                  (b) Citadel is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Idaho.

                  (c) Citadel has the corporate power and authority to execute and delivery this Agreement and each of the other documents and instruments required to be executed or delivered by Citadel in connection with the transactions contemplated hereby (collectively with this Agreement, the "Citadel Transaction Documents") and to perform its obligations hereunder and thereunder.

                  (d) Citadel has duly authorized, by all necessary corporate action, the execution and delivery of the Citadel Transaction Documents and the performance of its obligation thereunder.

                  (e) Each of the Citadel Transaction Documents has been duly executed and delivered by Citadel, and constitutes a legal, valid and binding obligation of Citadel, enforceable against it in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (f) Neither the execution and delivery of the Citadel Transactions Documents by Citadel, nor the consummation of the transactions contemplated thereby, (i) violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel; (ii) to the knowledge of such counsel, violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (iii) to the knowledge of such counsel, violates or will violate, or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under, or results or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of the assets of Citadel is bound and which is set forth on Citadel's Disclosure Schedule.

Nothing contained in this Section 11.1 shall require an opinion by such counsel with respect to FCC matters.

         11.2 Representations and Warranties. The representations and warranties of Citadel contained herein shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified except for such inaccuracies as do not, individually or in the aggregate, have a material effect on Citadel's ability to consummate the transactions contemplated by this Agreement) and Citadel shall have delivered to the Stockholder a certificate to that effect, dated the date of the Closing, signed by the President of Citadel.

         11.3 No Litigation. No injunction relating to any action, suit or proceeding against the Company or the Stockholder relating to the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued.

         11.4 Other Certificates. The Stockholder shall have received certificates as to the good standing of Citadel in the States of Nevada and Idaho, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance satisfactory to the Stockholder, as the Stockholder shall have reasonably requested in connection with the transactions contemplated hereby.

         11.5 Corporate Action. All corporate action necessary to authorize the execution, delivery and performance by Citadel of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Citadel, and Citadel shall have delivered to the Stockholder certified copies of the resolutions of Citadel's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions of this Agreement.

         11.6 Acts to be Performed. Each of the covenants, acts and undertakings of Citadel to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         11.7 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         11.8 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         11.9 Real Estate Transaction. The transactions contemplated by the Real Estate Purchase Agreement shall be consummated on the Closing Date simultaneous with the Closing.

         11.10 Wilson Group Transaction. Either (a) the Wilson Group Agreement shall not have been terminated and shall remain in full force and effect or
(ii) the transactions contemplated by the Wilson Group Agreement shall have been consummated.

                                   SECTION 12

                  CONDITIONS TO CITADEL'S OBLIGATION TO CLOSE

         The obligation of Citadel to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Citadel in its sole discretion (other than those set forth in Sections 12.9 and 12.10):

         12.1 Opinion of Company's and Stockholder's Counsel. Citadel shall have received an opinion of counsel for the Company and the Stockholder, dated the date of the Closing, in form and substance reasonably satisfactory to Citadel, to the effect that:

                  (a) The Company is a corporation validly existing and in good standing under the laws of the State of Oregon.

                  (b) The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Idaho.

                  (c) The Stockholder is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Idaho.

                  (d) The Company has the power and authority to own its assets and properties and to conduct the Business and has all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business in the manner and in the locations presently owned and conducted.

                  (e) The Company and the Stockholder have the power and authority to execute and deliver this Agreement and each of the other documents and instruments required to be executed or delivered by them in connection with the transactions contemplated hereby (collectively with this Agreement, the "Company Transaction Documents") and to perform their obligations hereunder and thereunder.

                  (f) Each of the Company and the Stockholder has duly authorized, by all necessary action, the execution and delivery of the Company Transaction Documents to which it is a party and the performance of its obligations thereunder.

                  (g) Each of the Company Transaction Documents has been duly executed and delivered by the Company and the Stockholder (to the extent it is a party thereto), and constitutes a legal, valid and binding obligation of the Company and the Stockholder (to the extent it is party thereto), enforceable against each of them in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (h) Neither the execution and delivery of the Company Transaction Documents by the Company or the Stockholder, nor the consummation of the transactions contemplated thereby, (i) violates or will violate any provision of any organizational document of the Company or the Stockholder;
(ii) to the knowledge of such counsel, violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (iii) to the knowledge of such counsel, violates or will violate or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party or by which the Company or the Stockholder, or any of the assets of the Company or the Stockholder, is bound and which is set forth on Company's Disclosure Schedule. Except for (1) the FCC Approval, (2) compliance with the HSR Act and (3) the consents disclosed on Company's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of the Company or the Stockholder in connection with the execution and delivery of the Company Transaction Documents and the consummation of the transactions contemplated thereby.

                  (i) To the knowledge of such counsel, except as disclosed on Company's Disclosure Schedule, there are no claims, disputes, actions, suits or proceedings pending or threatened against the Company or any of the assets of the Company.

                  (j) The authorized capital stock of the Company consists of 20,000 shares of Company Common Stock, of which 10,750.6 shares are issued and outstanding, and 3,500 shares of Company Preferred Stock, of which no shares are issued and outstanding. To the knowledge of such counsel, Company's Disclosure Schedule lists the names of the record and beneficial holders of all of the outstanding shares of Company Stock, and the number of shares held by each of them. The issued and outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Company does not have outstanding any stock or securities convertible or exchangeable for any stock or securities.

Nothing contained in this Section 12.1 shall require an opinion of such counsel with respect to FCC matters.

         12.2 Representations, Warranties and Covenants. The representations and warranties of the Company and the Stockholder contained herein shall be true and correct in all material respects at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified except for such inaccuracies as do not, individually or in the aggregate, have a material effect on any of the Stations, the Company's and the Stockholder's ability to consummate the transactions contemplated by this Agreement, or the Business as a whole) with the same effect as though all such representations and warranties were made at and as of the Closing, and the Company and the Stockholder shall have complied with all their covenants contained herein; and the Company and the Stockholder shall have delivered to Citadel a certificate to that effect, dated the date of the Closing, signed by the President of the Company and by the Stockholder.

         12.3 No Litigation. No injunction relating to any action, suit or proceeding against the Company, the Stockholder or Citadel relating to the consummation of any of the transactions contemplated by this Agreement shall have been issued.

         12.4 Other Certificates. Citadel shall have received certificates as to the good standing of the Company as a corporation in the States of Oregon and Idaho and of the Stockholder as a limited partnership in the State of Idaho, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents customary for transactions of the nature provided for in this Agreement, in form and substance reasonably satisfactory to Citadel, as Citadel shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         12.5 Corporate Action. All action necessary to authorize the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by the Company and the Stockholder, and the Company and the Stockholder shall have delivered to Citadel certified copies of (a) the resolutions of the Company's board of directors and of the Stockholder (including the general partners of the Stockholder) authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of the Company's officers and employees in carrying out the terms and provisions of this Agreement; (b) the Articles of Incorporation of the Company; and (c) the Bylaws of the Company.

         12.6 Acts to be Performed. Each of the covenants, acts and undertakings of the Company and the Stockholder to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         12.7 UCC Searches. The Company and the Stockholder shall have delivered to Citadel Uniform Commercial Code judgment and lien searches from the appropriate county and state agencies showing all Liens on the Assets, which searches shall be conducted not more than 30 days prior to the Closing. The Company and the Stockholder may cause such lien searches to be prepared by a third party, in which case the Company and the Stockholder shall not be responsible for any inaccuracies in such lien searches unless the Company and the Stockholder have actual knowledge of their inaccuracy. Notwithstanding the foregoing, the Company and the Stockholder shall remain responsible for satisfying any Lien on the Assets even if such searches are inaccurate.

         12.8 Filings, Consents, Approvals and Estoppel Certificates. All filings, consents, approvals and estoppel certificates required by or reasonably requested by Citadel pursuant to this Agreement, or necessary to consummate the transactions contemplated by this Agreement, shall have been obtained.

         12.9 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         12.10 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         12.11 Real Estate Transaction. The transactions contemplated by the Real Estate Purchase Agreement shall be consummated on the Closing Date simultaneous with the Closing.

         12.12 Wilson Group Transaction. Either (a) the Wilson Group Agreement shall not have been terminated and shall remain in full force and effect or
(ii) the transactions contemplated by the Wilson Group Agreement shall have been consummated.

         12.13 KBOI Transmitter Site. The Company shall have acquired the KBOI Transmitter Site in accordance with Section 6.17.

                                   SECTION 13

                                INDEMNIFICATION

         13.1 Indemnification by Company and Stockholder. Subject to the limitations and procedures set forth in this Section 13, the Company and the Stockholder shall jointly and severally indemnify and hold harmless Citadel from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including, without limitation, reasonable fees and disbursements of counsel (hereinafter referred to collectively as "Damages"), which are sustained or incurred by Citadel, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations, covenants or provisions of, or the breach of any of the representations or warranties made by, the Company or the Stockholder in this Agreement; or (b) any claim, dispute, action, suit, investigation or proceeding set forth in Company's Disclosure Schedule. The foregoing notwithstanding, from and after the Closing Date, the Stockholder shall be solely responsible for any indemnification due under this Section 13.1 and shall have no right to seek contribution or indemnification from the Company.

         13.2 Indemnification by Citadel. Subject to the limitations and procedures set forth in this Section 13, Citadel shall indemnify and hold harmless the Stockholder from and against any and all Damages sustained or incurred by the Stockholder, to the extent such Damages are sustained or incurred by the Stockholder by reason of the breach of any of the obligations, covenants or provisions of, or the breach of any of the representations or warranties made by, Citadel in this Agreement.

         13.3 Procedure for Indemnification. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 13 or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

                                   SECTION 14

                 TERMINATION OF AGREEMENT: ADDITIONAL REMEDIES

         14.1 Manner. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:

                  (a) by mutual written consent of Citadel, the Company and the Stockholder;

                  (b) by either Citadel, on the one hand, or the Company and the Stockholder, on the other, upon providing written notice to the other party at any time after June 30, 1998 if the FCC Approval has not been granted by the FCC, but only if the party providing such notice is not then in material breach of this Agreement;

                  (c) by Citadel, upon providing written notice to the Company and the Stockholder, if as of the time set for Closing any of the conditions in
Section 12 of this Agreement (except Section 12.9 or 12.10) has not been satisfied or waived by Citadel in writing, provided Citadel is not then in material breach of this Agreement;

                  (d) by the Company and the Stockholder, upon providing written notice to Citadel, if as of the time set for Closing any of the conditions in Section 11 of this Agreement (except Section 11.7 or 11.8) has not been satisfied or waived by the Company and the Stockholder in writing, provided the Company and the Stockholder are not then in material breach of this Agreement;

                  (e) by the Company and the Stockholder, upon providing written notice to Citadel, if Citadel fails to consummate the transactions contemplated hereunder after all conditions in Section 12 of the Agreement have been satisfied, provided the Company and the Stockholder are not then in material breach of this Agreement;

                  (f) by Citadel, upon providing written notice to the Company and the Stockholder, if the Company and the Stockholder fail to consummate the transactions contemplated hereunder after all conditions in Section 11 of this Agreement have been satisfied, provided Citadel is not then in material breach of this Agreement;

                  (g) subject to Section 9.1, by either party upon denial by the FCC of the FCC Application; and

                  (h) by either party if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable (provided that such party is not then in material breach of this Agreement).

         14.2 Additional Remedies.

                  (a) In the event of the termination of this Agreement by the Company and the Stockholder pursuant to Section 14.1(d) or 14.1(e) (any such event being a "Draw Condition"), the Company and the Stockholder shall be entitled to receive the Escrow Amount, but shall not retain any rights to recover any actual damages they suffer as a result of such termination and the breach relating to such damages. In the event of any other termination of this Agreement pursuant to any other provision of Section 14.1, Citadel shall be entitled to receive the Escrow Amount and, in that event, the Company and the Stockholder will no longer have any liability under this Agreement. Citadel and the Company shall execute and deliver any notice which is required to be delivered to the Escrow Agent under the Escrow Agreement as a result of (i) any termination of this Agreement or (ii) the occurrence of the Closing.

                  (b) The parties recognize and agree that Citadel has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the rights and benefits conferred upon Citadel herein are unique, and that damages may not be adequate to compensate Citadel in the event the Company or the Stockholder improperly refuses to consummate the transactions contemplated hereunder. The parties therefore agree that Citadel shall be entitled, at its option and in lieu of terminating this Agreement pursuant to Section 14.1, to have this Agreement specifically enforced by a court of competent jurisdiction; provided, however, that Citadel may not specifically enforce this Agreement if it has previously terminated this Agreement and received the Escrow Amount.

                                   SECTION 15

                             SECURITIES LAW MATTERS

         15.1 Investor Representations. In connection with the possible issuance of shares of CCC Stock to the Stockholder (as provided in Section 3.3), the Stockholder represents and warrants as follows:

                  (a) The Stockholder (i) will acquire and hold the CCC Stock solely for its own account, as principal, for investment purposes only, and not with a view to, or for resale, distribution or fractionalization of all or any part of the CCC Stock and (ii) has no present intention, agreement or arrangement to divide its participation with others or to resell, assign, transfer or otherwise dispose of all or any part of the CCC Stock.

                  (b) In making its decision to receive the CCC Stock as part of the Purchase Price, the Stockholder has evaluated the risk of investing in the CCC Stock and is acquiring the CCC Stock based only upon its independent examination and judgment as to the prospects of CCC as determined from information obtained directly by the Stockholder from CCC or affiliates thereof. The Stockholder acknowledges receipt of all information requested of CCC and affiliates thereof. The CCC Stock was not offered to the Stockholder by means of publicly disseminated advertisements or sales literature, nor is the Stockholder aware of any offers made to other Persons by such means.

                  (c) The Stockholder has been given the opportunity (i) to ask questions of, and receive answers from, CCC and its affiliates concerning the terms and conditions of the issuance of the CCC Stock and other matters pertaining to this investment and all such questions have been answered to the satisfaction of the Stockholder; and (ii) to obtain such additional information necessary to verify the accuracy of the information or materials provided to the Stockholder, except such information which CCC has indicated it either does not possess and cannot acquire without unreasonable effort or expense or which is proprietary and confidential.

                  (d) The Stockholder is an "accredited investor," as that term is defined in Section 501(a) of Regulation D promulaged under the Securities Act.

         15.2 Disposition of Shares. The Stockholder represents and warrants that the CCC Stock is being acquired and will be acquired for its own account and will not be sold or otherwise disposed of except pursuant to (i) an exemption or exclusion from the registration requirements under the Securities Act, which does not require the filing by CCC with the SEC of any registration statement, offering circular or other document, in which case the Stockholder shall first supply to CCC an opinion of counsel (which opinion of counsel shall be satisfactory to CCC) that such exemption or exclusion is available, or (ii) a registration statement filed by CCC with the SEC under the Securities Act (which the Stockholder acknowledges CCC is not obligated to file).

         15.3 Legend. The certificates for the CCC stock received by the Stockholder shall bear the following legend:

              The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of by the holder without an effective registration statement being filed under and pursuant to said Act or receipt of an opinion of counsel in form and substance satisfactory to the issuer that an exemption from registration is available.

and CCC may, unless a registration statement covering such shares is in effect, place stop transfer orders with its transfer agents with respect to such certificates.

                                   SECTION 16

                                    GENERAL

         16.1 Survival of Representations and Warranties. Each representation and warranty herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Idaho.

         16.3 Notices. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

         To Citadel:              Citadel Broadcasting Company
                                  1015 Eastman Drive
                                  Bigfork, Montana 59911
                                  Attn: Lawrence R. Wilson
                                  Fax:  (406) 837-5373

         With copy to:            Citadel Broadcasting Company
                                  140 South Ash Avenue
                                  Tempe, Arizona 85281
                                  Attn:  Donna L. Heffner
                                  Fax:  (602) 731-5229

         With a copy to:          Eckert Seamans Cherin & Mellott, LLC
                                  600 Grant Street
                                  42nd Floor
                                  Pittsburgh, Pennsylvania 15219
                                  Attn: Bryan D. Rosenberger, Esq.
                                  Fax:  (412) 566-6099

         To the Company           Pacific Northwest Broadcasting Corporation
         or the                   1419 Bannock Street
         Stockholder:             Boise, Idaho 83701
                                  Attn:  Charles H. Wilson
                                  Fax:  (208) 336-3734

         With a copy to:          Moffatt, Thomas, Barrett, Rock & Fields
                                  P.O. Box 829
                                  Boise, Idaho  83701-0829
                                  Attn:  Thomas Morris, Esq.
                                  Fax:  (208) 385-5384

or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         16.4 Entire Agreement. This instrument supersedes all prior communications, understandings and agreements of or between the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to the transactions contemplated in this Agreement.

         16.5 Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         16.6 Schedules, Exhibits. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         16.7 Expenses. Each party shall bear its own costs and expenses incurred by it in connection with the transactions pursuant to this Agreement.

         16.8 Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         16.9 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         16.10 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by the Company or the Stockholder without the prior written consent, in its sole discretion, of Citadel, or by Citadel without the prior written consent, in their sole discretion, of the Company and the Stockholder. Subject to the foregoing, this

Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation under this Agreement.

         16.11 Prior Control. Until the Closing, the Company shall maintain control of each of the Stations.

         16.12 Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees incurred in connection with the dispute from the other party.

         16.13 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

         16.14 Dispute Resolution. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules. The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boise, Idaho.

         Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate; provided, however, such proceedings shall be guided by the following agreed upon procedures:

         (a) mandatory exchange of all relevant documents, to be accomplished within 45 days of the initiation of the procedure;

         (b)   no other discovery;

         (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

         (d) decision to be rendered not more than 10 days following such hearing.

The provisions of this Section 16.14 shall not apply with regard to any equitable remedies to which a party may be entitled under this Agreement.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date above first written.


                                    PACIFIC NORTHWEST BROADCASTING CORPORATION

                                    By: /s/ CHARLES H. WILSON
                                       ---------------------------------------
                                    Its: President
                                        --------------------------------------


                                    WILSON PROPERTIES, L.P.

                                    By: /s/ CHARLES H. WILSON
                                       ---------------------------------------
                                        Charles H. Wilson, General Partner

                                    And
                                    By: /s/ JoANNE J. WILSON
                                       ---------------------------------------
                                        JoAnne J. Wilson, General Partner


                                    CITADEL BROADCASTING COMPANY

                                    By: /s/ DONNA L. HEFFNER
                                       ---------------------------------------
                                    Its: Vice President
                                        --------------------------------------

                                CITADEL JOINDER

         In order to induce the Company and the Stockholder to enter into the foregoing Stock Purchase Agreement, and for other good and valuable consideration, Citadel Communications Corporation, a Nevada corporation, hereby agrees to be bound by Sections 3.3 and 15 of the foregoing Stock Purchase Agreement.

                                      CITADEL COMMUNICATIONS CORPORATION

                                      By: /s/ DONNA L. HEFFNER
                                         -------------------------------
                                      Its: Vice President
                                          ------------------------------


                                 WILSON JOINDER

         In order to induce Citadel to enter into the foregoing Stock Purchase Agreement, and for other good and valuable consideration, each of Charles H. Wilson and JoAnne J. Wilson (the general partners of the Stockholder) hereby unconditionally guarantee the full payment and performance of the indemnification obligations of the Stockholder pursuant to Section 13 of the foregoing Stock Purchase Agreement.

                                              /s/ CHARLES H. WILSON
                                              -------------------------------
                                              Charles H. Wilson


                                              /s/ JoANNE J. WILSON
                                              --------------------------------
                                              JoAnne J. Wilson

                  INDEX OF SCHEDULES AND EXHIBITS

Schedule 1    -    Asset Schedule
Schedule 2    -    Excluded Assets
Schedule 3    -    Citadel's Disclosure Schedule
Schedule 4    -    Company's Disclosure Schedule


Exhibit A     -    Escrow Agreement
Exhibit B     -    Local Marketing Agreement

[Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of the Schedules and Exhibits to the Securities and Exchange Commission upon request.]